Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On April 1, 2020, R1 RCM Inc. (the “Company” or “R1”) completed the acquisition of scheduling.com, Inc. d/b/a SCI Solutions, Inc. (“SCI”) pursuant to a stock purchase agreement dated as of January 9, 2020 (“the Stock Purchase Agreement”), by and among the Company, Clearsight Intermediate Holdings, Inc. (“Clearsight Holdings”) and Clearsight Group Holdings, LLC (the “Seller”) (“the Acquisition”).

At the closing of the transaction, the Company purchased from the Seller all of the issued and outstanding equity interests of Clearsight Holdings, which owns all of the issued and outstanding equity interests of SCI. The aggregate purchase price consisted of $190 million in cash, which was adjusted pursuant to the Stock Purchase Agreement for estimated cash and working capital at the closing of the transaction, and is subject to a post-closing adjustment process. The Company will also be required to make an additional earn-out payment of up to $10 million if certain financial and operational targets are met within twelve months following the closing date.

On March 20, 2020, the Company entered into Amendment No. 1 (the “Amendment”) to the Company's credit agreement (the “Credit Agreement”), pursuant to which the lenders named in the Amendment agreed to provide an additional $191.1 million incremental delayed-draw term loan facility (the “Incremental Term Loan”) on the same terms as its existing senior term loan provided under the Credit Agreement. The Incremental Term Loan was drawn substantially concurrently with the closing of the Acquisition on April 1, 2020. The proceeds of the Incremental Term Loan were used to fund the purchase price for Clearsight Holdings and related expenses. The Incremental Term Loan has terms consistent with those of the senior term loan, including with respect to interest, maturity, amortization and prepayments and has the same affirmative and negative covenants and events of default as those applicable to the senior term loan under the Credit Agreement.

        The unaudited pro forma combined balance sheet has been prepared to reflect the Acquisition as if it had occurred on December 31, 2019. The unaudited pro forma combined statement of operations combine the results of operations of R1 and Clearsight Holdings for the fiscal year ended December 31, 2019 as if the Acquisition had occurred on January 1, 2019. The unaudited pro forma combined balance sheet as of December 31, 2019 and the unaudited pro forma combined statement of operations for the year ended December 31, 2019 were prepared utilizing Clearsight Holdings' historical consolidated balance sheet as of December 31, 2019 and consolidated statement of operations for the year ended December 31, 2019. No activity exists outside of Clearsight Holdings which would materially impact the pro forma statements below. Certain financial information of Clearsight Holdings as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of R1's consolidated financial statements for purposes of the preparation of the unaudited pro forma condensed combined financial information.

        The unaudited pro forma financial statements include the following adjustments: (1) adjustments to Clearsight Holdings' working capital accounts to bridge from December 31, 2019 values to the fair value acquired at the acquisition date, (2) adjustments to eliminate balances and transactions between Clearsight Holdings and R1 that are eliminated in combination as a result of the Acquisition, and (3) other pro forma adjustments as described in the footnotes below.
        The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

        The acquisition accounting is dependent upon certain valuations and other analysis that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences may have a material impact on the accompanying unaudited condensed combined financial statements and the future results of operations and financial position of the combined company.

        The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K, and Clearsight Holdings' historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
($ in millions)

	R1 Historical	Clearsight Intermediate Holdings, Inc. (Acquiree) Historical	Pro Forma Adjustments	Notes*	Pro Forma Combined
Cash and cash equivalents	$92.0	$3.3	$(10.8)	(a)	$84.5
Accounts receivable, net	83.1	4.6	(2.0)	(b)	85.7
Other current assets	41.6	1.3	0.9		43.8
Total current assets	216.7	9.2	(11.9)		214.0

Property, equipment and software, net	116.9	2.7	(2.4)		117.2
Operating lease right-of-use assets	77.9	—	1.3	(d)	79.2
Intangible assets, net	164.7	8.3	76.0	(e)	249.0
Goodwill	253.2	58.9	73.5	(f)	385.6
Other assets	99.7	—	(14.7)	(h)	85.0
Total assets	$929.1	$79.1	$121.8		$1,130.0

Accounts payable	$20.2	$0.2	$(0.2)	(b)	$20.2
Current portion of operating lease liabilities	12.8	—	0.5	(d)	13.3
Current portion of long-term debt	16.3	11.3	(1.7)	(g)	25.9
Accrued liabilities and other current liabilities	183.2	7.8	(2.2)	(b)	188.8
Total current liabilities	232.5	19.3	(3.6)		248.2

Long-term debt	337.7	—	179.5	(g)	517.2
Non-current portion of operating lease liabilities	82.7	—	0.8	(d)	83.5
Other liabilities	29.0	—	9.8	(c)	38.8
Total liabilities	681.9	19.3	186.5		887.7

Preferred stock	229.1	—	—		229.1
Total shareholders’ equity	18.1	59.8	(64.7)	(i)	13.2

Total liabilities and shareholders’ equity	$929.1	$79.1	$121.8		$1,130.0

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

*Accounts have been updated for working capital adjustments between historical financial statements and fair value acquired

Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2019
($ in millions, except share information)

	R1 Historical	Clearsight Intermediate Holdings, Inc. (Acquiree) Historical after Reclassifications	Pro Forma Adjustments	Notes	Pro Forma Combined
Net services revenue	$1,186.1	$29.1	$(2.1)	(j)	$1,213.1
Costs of services	987.8	16.8	2.7	(j), (k)	1,007.3
Selling, general and administrative expense	140.6	10.4	(1.9)	(k), (l)	149.1
Operating income	57.7	1.9	(2.9)		56.7
Loss on debt extinguishment	18.8	—	—		18.8
Net interest expense (income)	29.1	1.2	6.0	(m)	36.3
Income before income taxes	9.8	0.7	(8.9)		1.6
Income tax provision (benefit)	(2.2)	—	(2.1)	(n)	(4.3)
Net income	$12.0	$0.7	$(6.8)		$5.9
Adjustments for preferred stock dividends	(20.7)	—	—		(20.7)
Net loss available to common shareholders	$(8.7)	$0.7	$(6.8)		$(14.8)

Basic and diluted loss per share	$(0.08)				$(0.13)
Weighted-average shares	111,505,993				111,505,993

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

        The unaudited pro forma combined balance sheet has been prepared to reflect the Acquisition as if it had occurred on December 31, 2019. The unaudited pro forma combined statement of operations has been prepared to reflect the Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma combined balance sheet as of December 31, 2019 and the unaudited pro forma combined statement of operations for the year ended December 31, 2019 were prepared utilizing R1 and Clearsight Holdings' historical consolidated balance sheets as of December 31, 2019 and consolidated statements of operations for the year ended December 31, 2019.

        The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the business combination.

        The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Clearsight Holdings' assets acquired and liabilities assumed and conformed the accounting policies of Clearsight Holdings to its own accounting policies.

        The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that would have been achieved had R1 and Clearsight Holdings been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with R1's historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (the "SEC") on February 20, 2020. Clearsight Holdings was not a publicly held company and did not publicly report financial information. Clearsight Holdings' audited historical consolidated financial statements and related notes are included in this filing. Certain reclassifications and adjustments have been made to the historical presentation of Clearsight Holdings to conform to the presentation used in the unaudited pro forma condensed combined financial statements, as described below in Notes 4 and 5.

        R1 expects to incur costs and realize benefits associated with integrating the operations of R1 and Clearsight Holdings. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the Acquisition that the combined company incurred upon completion of the Acquisition.

NOTE 2 - ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

        The Company acquired Clearsight Holdings, which holds all of the equity interests of SCI, for cash consideration of approximately $198.4 million. The Company financed the Acquisition using cash on hand and the incurrence of indebtedness through the Incremental Term Loan. The purchase price consideration is subject to a final accounting of items such as the cash balance, working capital, and valuation of the earn-out, which may result in a subsequent adjustment of the estimated preliminary purchase price consideration.

        The table below represents the total estimated preliminary purchase price consideration at the date of the Acquisition (in millions):

Purchase price	$190.0
Cash, working capital, and earn-out adjustments	8.4
Total purchase consideration	$198.4

NOTE 3 - ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

        The Company has performed a preliminary valuation analysis of the fair market value of Clearsight Holdings' assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in millions):

Total purchase consideration	$198.4

Assets acquired:
Cash and cash equivalents	2.9
Accounts receivable	3.4
Other current assets	1.3
Property and equipment	0.3
Operating lease right-of-use assets	1.3
Intangible assets	84.3
Total identifiable assets	93.5

Liabilities assumed:
Accounts payable	0.2
Current portion of operating lease liabilities	0.5
Accrued liabilities and other current liabilities	6.3
Deferred income taxes	14.7
Non-current portion of operating lease liabilities	0.8
Other liabilities	5.0
Total liabilities assumed	27.5

Total pro forma goodwill	$132.4

        This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets and goodwill and (3) other changes to assets and liabilities.

NOTE 4 - RECLASSIFICATION ADJUSTMENTS

        Certain reclassifications have been made to the historical presentation of Clearsight Holdings to conform to the presentation used in the unaudited pro forma condensed combined financial statements. The reclassifications are described below.

Reclassification included in the unaudited pro forma condensed combined statement of operations

        Research and development and depreciation and amortization are separately reported in the Clearsight Holdings audited financial statements as single items. Research and development is classified as cost of services in the R1 audited financial statements. Depreciation and amortization is bifurcated into cost of services and selling, general and administrative expense and reported in combination with other components of those classifications in the R1 audited financial statements. The reclassifications are as follows (in millions):

	Clearsight Holdings Historical	Reclassification	Clearsight Holdings after Reclassification
Cost of services	$10.6	$6.3	$16.8
Selling, general and administrative	10.3	0.1	10.4
Research and development	2.6	(2.6)	—
Depreciation and amortization	3.8	(3.8)	—
Due to rounding, numbers presented in this table may not add up precisely to the totals provided.

NOTE 5 - PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements.

Adjustments to the pro forma condensed combined balance sheet:

(a)The pro forma adjustments to cash and cash equivalents reflects the cash paid for the Acquisition, as follows (in millions):

Total purchase price	$(198.4)
Proceeds from borrowings, net of original issue discount	189.6
Earn-out and working capital adjustment	4.4
Cash portion of purchase price	(4.4)
Additional costs of buyer, including transaction expenses and debt issuance costs	(5.9)
Change in cash from December 31, 2019 to acquisition date	(0.5)
Net cash adjustment	$(10.8)

(b)Reflects the elimination of balances between R1 and Clearsight Holdings that are eliminated in combination as a result of the Acquisition. This includes reductions of $0.8 million to accounts receivable, $0.2 million to accounts payable, and $0.6 million to accrued liabilities and other current liabilities.

(c)Reflects the preliminary fair value of the earn-out consideration of $4.8 million.

(d)Adjustments of $1.3 million, $0.5 million, and $0.8 million to operating lease right-of-use assets, current portion of operating lease liabilities, and non-current portion of operating lease liabilities, respectively, as if Clearsight Holdings had adopted ASU 2016-02, Leases (Topic 842) as of December 31, 2019. Clearsight Holdings had not adopted Topic 842 as at December 31, 2019.

(e)Reflects the fair value adjustment for intangible assets (in millions):

Elimination of Clearsight Holdings' historical (after reclassifications) intangible asset balance	$(8.3)
Addition of intangible assets as a result of the estimated preliminary purchase price allocation	84.3
Total pro forma adjustment to intangible assets	$76.0

The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Estimated useful life (in years)	Allocation (in millions)
Technology	10	$81.5
Customer relationships	10	2.8
Total purchased intangible assets		$84.3

A preliminary fair value of the identifiable intangible assets was derived utilizing the income approach to derive the present value of future cash flows from the acquired intangible assets.

(f)Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Clearsight Holdings' identifiable assets acquired, and liabilities assumed, as shown in Note 3. The pro forma adjustment to goodwill includes the following (in millions):

Elimination of Clearsight Holdings' historical goodwill balance before other adjustments	$(58.9)
Addition of goodwill as a result of the estimated preliminary purchase price allocation	132.4
Total pro forma adjustment to goodwill	$73.5

(g)Reflects the issuance of the Incremental Term Loan of $191.1 million to finance the Acquisition, net of original issue discounts and debt issuance costs. The pro forma adjustments include the following (in millions):

New debt issued	$191.1
Original issue discount	(1.5)
Debt issuance costs	(0.5)
Net new debt	189.1
Less: Clearsight Holdings debt repaid	(11.3)
Net adjustment to debt	$177.8

(h)Adjusts the deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities to $14.7 million stems primarily from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 25.5% and the release of a portion of the Clearsight Holdings valuation allowance. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The deferred tax liability of Clearsight Holdings has been reclassified to net against the R1 deferred tax asset within the other assets line of the pro-forma adjustments.

(i)The pro forma adjustments to total equity include eliminating pre-Acquisition Clearsight Holdings equity balances and adjustments arising due to the Acquisition (in millions):

Remove historical equity	$(59.8)
Less: transaction expenses subsequent to December 31, 2019	(4.9)
Total adjustment	$(64.7)

Adjustments to the pro forma condensed statement of operations

(j)Reflects the elimination of transactions between R1 and Clearsight Holdings that are eliminated in combination as a result of the Acquisition. This includes reductions of $2.1 million to net services revenue and $2.1 million to cost of services.

(k)Adjustment to estimated depreciation and amortization expense related to the acquired property and equipment and intangible assets (in millions):

	Cost of Services	Selling, General, & Administrative	Total
Property, Equipment, and Software	$—	$—	$—
Intangibles	8.4	—	8.4
Less: historical depreciation and amortization expense	(3.6)	(0.1)	(3.7)
Net adjustment	$4.8	$(0.1)	$4.7

For further details on intangible assets acquired, refer to Note 5(e).

(l)Reflects transactions fees of $1.8 million, including legal and due diligence professional fees, that were incurred by either R1 or Clearsight Holdings during 2019 that would not be recurring.

(m)Reflects the additional interest expense related to the Incremental Term Loan of $191.1 million with a floating interest rate beginning at 3.49% (in millions):

Pro forma interest expense on Incremental Term Loan	$6.6
Amortization of original issue discount	0.1
Amortization of new debt issuance costs	0.5
Total pro forma interest expense on new debt	7.2
Elimination of Clearsight Holdings historical interest expense	(1.2)
Pro forma adjustments to interest expense	$6.0

A one-eighth percentage increase or decrease in the interest rates would result in a change in pro forma interest expense of approximately $0.2 million.

(n)Reflects the income tax effect of pro forma adjustments based on the estimated combined statutory tax rate of 25.5% (in millions):

Change in Income before Tax from adjustments	$(8.2)
Statutory Tax Rate	25.5%
Adjusted provision for taxes	$(2.1)